Exhibit 10-1

EXHIBIT A

AMENDMENT TO THE
ASTEC INDUSTRIES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AMENDMENT to the Astec Industries, Inc. Supplemental Executive Retirement Plan, as amended and restated as of January 1, 2008 (the “Plan”), is adopted by Astec Industries, Inc. (the “Company”), effective as of April 25, 2013.

1.           Section 1.10 of the Plan is hereby deleted in its entirety and replaced with the following:

“1.10           INVESTMENT RESULTS:  The deemed return on the investment of the contributions on behalf of each Participant during each calendar year under this Plan.  The investment options that are available for selection by Participants under this Plan from time to time generally shall be the same as the investment options made available to participants under the Basic Plan, provided, however, and notwithstanding the foregoing, that (a) a Participant may make separate and different investment elections under this Plan and the Basic Plan; (b) there shall be no self-directed brokerage option under this Plan; (c) there shall be no restriction under this Plan on the percentage of a Participant’s Account under this Plan that may be deemed to be invested in common stock of the Company in the form of Phantom Stock Units; (d) the Administrator may restrict investment elections with respect to deemed investment in common stock of the Company to the extent necessary to comply with federal and state securities law; and (e) the Administrator may make such other changes to the investment options offered under this Plan from time to time as the Administrator deems necessary or appropriate in its discretion.”

2.           The Plan is amended by adding a new Section 1.16, which shall read as follows:

“1.16           DIVIDEND EQUIVALENTS:  Dividend Equivalents represent the right of a Participant, with respect to Phantom Stock Units allocated to the Participant’s Stock Account, to receive additional Phantom Stock Units equal in value to ordinary cash dividends paid on the common stock of the Company from time to time, with such Dividend Equivalents deemed reinvested into additional Phantom Stock Units on the dividend payment date based on the closing price of the Company’s common stock on that date or on the last preceding date on which the common stock was traded.”

3.           The Plan is amended by adding a new Section 1.17, which shall read as follows:

“1.17           PHANTOM STOCK UNIT:  The right to receive a cash payment equal in value to one share of common stock of the Company.  Amounts allocated to a Participant’s Stock Account shall be represented by Phantom Stock Units determined by dividing (a) the dollar amount so allocated to the Stock Account on a particular day, by (b) the closing price of the Company’s common stock on that date or on the last preceding date on which the common stock was traded.  Phantom Stock Units allocated to Participants’ Stock Accounts on or after January 1, 2013 shall be credited with Dividend Equivalents.”

4.           The Plan is amended by adding a new Section 1.18, which shall read as follows:

“1.18           STOCK ACCOUNT:  The portion of a Participant’s Account under this Plan that is deemed to be invested in common stock of the Company.”

Except as amended herein, the Plan shall continue in full force and effect.

ASTEC INDUSTRIES, INC.

Date: April 25, 2013	By: /s/ Stephen C. Anderson
Name: Stephen C. Anderson
Title: Secretary